EXHIBIT 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of August 30, 2012 (the “Effective Date”), is entered into between PROFESSIONAL COMPOUNDING CENTERS OF AMERICA, INC., a Texas corporation (“PCCA”), having a place of business at 9901 South Wilcrest Drive, Houston, Texas 77099, and IMPRIMIS PHARMACEUTICALS, INC., a Delaware corporation (“Imprimis”), having a place of business at 437 South Highway 101, Suite 209, Solana Beach, California 92075, with respect to the following facts:

WHEREAS, PCCA owns or has rights in the Technology (as defined below).

WHEREAS, Imprimis desires to obtain an exclusive license under PCCA’s rights in the Technology on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.           DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1           “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.  A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2           “Contract Formulations” shall mean those certain formulations of active pharmaceutical ingredients (a) developed by PCCA solely at the request, and for the benefit, of (i) a specific Member/Customer or (ii) an individual physician who is a bona fide purchaser from PCCA of prescription drug formulation ingredients (but is not a member of PCCA), and (b) for which PCCA does not have the right to grant rights to any Person other than such Member/Customer or individual physician.

1.3           “Competitor” shall mean a Person (other than a compounding pharmacy) that, directly or indirectly, is engaged as a material portion of its business in the research, development or commercialization of products incorporating previously approved active pharmaceutical ingredients (other than products commonly referred to as generic drugs or biosimilars) for use in the prevention or treatment of any disease, state or condition in humans or other animals.

1.4           “Confidential Information” shall have the meaning set forth in Section 7.1.

1.5           “Cost of Goods Sold” shall mean, with respect to a Product, the cost to Imprimis and its Affiliates incurred or accrued in connection with (a) if (and only if) such Product is not manufactured by Imprimis, its successor or assignee, the production, inventory and supply of such Product, and (b) if (and only if) Imprimis co-promotes or co-markets such Product with any Third Party, the promotion, marketing, distribution and sale (including applicable sales commissions) of such Product (in each case, without duplication of any amounts included in the Development Recovery Amount).

1.6           “Development Recovery Amount” shall mean, with respect to a Product, the cost to Imprimis or its Affiliates incurred or accrued in connection with the research, development, production and regulatory approval of such Product.

1.7           “Drug Delivery Technology” shall mean all inventions, discoveries, data, information, samples, and other technology relating to the delivery of active pharmaceutical ingredients.

1.8           “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product in a jurisdiction after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such jurisdiction.

1.9           “Formulation Consulting Knowledge Base” shall mean all data and information relating to the formulation (including topical, oral and suspension formulations) of prescription drugs that is generated or derived by or on behalf of PCCA in connection with PCCA’s consulting activities with or for Member/Customers, excluding data and information specific to Contract Formulations.

1.10           “Formulation Technology” shall mean all inventions, discoveries, data, information, samples and other technology relating to the formulation (including topical, oral and suspension formulations) and optimization of active pharmaceutical ingredients, excluding Contract Formulations.

1.11           “Freedom Period” shall mean, with respect to a Product, the period commencing on the date of the first regulatory approval of such Product and ending on the eighteen (18) month anniversary thereof; provided, however, that the Freedom Period shall continue thereafter with respect to such Product unless and until the applicable market share of such Product does not equal or exceed ten percent (10%) of the prescription drug sales for all similarly delivered products comprising the active pharmaceutical ingredient(s) therein (as determined by a mutually acceptable industry data source) for the preceding twelve (12) months for which data is then available.

1.12           “Imprimis Product” shall mean any Product (a) which is developed or commercialized by or on behalf of Imprimis, its Sublicensees or their respective Affiliates, and (b) which is not a PCCA Product.

1.13           “Know-How Rights” shall mean all trade secret and other know-how or proprietary rights in any jurisdiction (whether at law, in equity or otherwise) in any subject matter that is not publicly known.

1.14           “Licensed IP Rights” shall mean, collectively, all right, title and interest of PCCA or any of its Affiliates, as of the Effective Date or thereafter, in or to Patent Rights, Know-How Rights and other intellectual property rights in or to the Technology.

1.15           “Member/Customer” shall mean any Third Party that (a) is engaged primarily in the business of a compounding pharmacy, the development or commercialization of cosmetics or the practice of medicine and, in each case, is not engaged in the business of drug discovery, development, manufacture and/or sale other than solely as a compounding pharmacy or medical practitioner, (b) is a bona fide member in good standing of PCCA, and (c) is a bona fide purchaser from PCCA of prescription drug formulation ingredients.

1.16           “Net Sales” shall mean, with respect to a Product, the gross sales price of such Product invoiced by Imprimis and its Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting such Product; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product; (d) sales, use, value-added and other direct taxes; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product; (f) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles; and (g) Cost of Goods Sold.

1.17           “Net Receipts” shall mean, with respect to any Product, the aggregate of the Net Sales thereof and Net Sublicensing Revenues therefrom.

1.18           “Net Sublicensing Revenues” shall mean, with respect to any Product, the aggregate cash consideration received by Imprimis or its Affiliates in consideration for the sublicense under the Licensed IP Rights by Imprimis or its Affiliates to Sublicensee with respect to such Product (excluding amounts received to reimburse Imprimis or its Affiliates for research, development or similar services conducted for such Product after signing the agreement with such Sublicensee, in reimbursement of patent or other out-of-pocket expenses relating to such Product, or in consideration for the purchase of any debt or securities of Imprimis or its Affiliates).

1.19           “Patent Rights” shall mean, collectively, the following in any jurisdiction (a) all issued patents, including utility models, design patents, petty patents, innovations patents, certificates of invention and priority rights, (b) all patent applications (including provisional patent applications) and other applications for any of the foregoing, (c) all divisions, continuations, continuations-in-part and substitutions of any such applications, and (d) all reissues, renewals, re-examinations, extensions, adjustments or additions of or to any of the foregoing.

1.20           “PCCA In-Licenses” shall mean all agreements (as modified, amended or restated from time to time), pursuant to which PCCA or its Affiliates derive any right, title or interest in or to the Licensed IP Rights.

1.21           “PCCA Product” shall mean any Product (a) which is developed or commercialized by or on behalf of Imprimis, its Sublicensees or their respective Affiliates, and (b) which is specifically described in a PCCA Product Opportunity Notice.

1.22           “PCCA Product Opportunity Notice” shall have the meaning set forth in Section 3.5.

1.23           “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.24           “Prescription Drug Field” shall mean the optimization, formulation and delivery of active pharmaceutical ingredients, and the development, manufacture and commercialization thereof in the prevention or treatment of any disease, state or condition in humans or other animals, in each case excluding compounding pharmacy activities.

1.25           “Product” shall mean any product comprising an optimized, formulated or delivered active pharmaceutical ingredient that incorporates, uses or is based on the Technology or the Licensed IP Rights for use in the prevention or treatment of any disease, state or condition in humans or other animals.

1.26           “Recipient” shall have the meaning set forth in Section 7.3.

1.27           “Royalty Term” shall mean, with respect to each Product in each country, the term commencing on the first to occur of the First Commercial Sale of such Product and the receipt by Imprimis or its Affiliates of Net Sublicensing Revenues for such Product, and continuing for the period equal to the longer of (a) if, at the time of the First Commercial Sale of such Product in such country, the use, offer for sale, sale or import of such Product in such country would infringe a Valid Claim, the term for which such Valid Claim remains in effect and would be infringed, and (b) fifteen (15) years following the date of the First Commercial Sale of such Product in such country.

1.28           “Sublicensee” shall mean any Third Party to which Imprimis has granted a sublicense under the Licensed IP Rights in accordance with Section 3.2.

1.29           “Technology” shall mean, collectively, all right, title and interest of PCCA or any of its Affiliates, as of the Effective Date or thereafter, in or to Drug Delivery Technology, Formulation Consulting Knowledge Base, Formulation Technology, and any other technology related to formulation or optimization of active pharmaceutical ingredients.

1.30           “Third Party” shall mean any Person other than PCCA, Imprimis and their respective Affiliates.

1.31           “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed IP Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.           REPRESENTATIONS AND WARRANTIES

2.1           Mutual Representations and Warranties.  Each party hereby represents and warrants to the other party as follows:

2.1.1           Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

2.1.2           Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3           All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4           The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2           PCCA Representations and Warranties.  PCCA hereby represents and warrants to Imprimis as follows:

2.2.1           PCCA is the sole owner or exclusive licensee of the Licensed IP Rights, and except as PCCA has expressly informed Imprimis in writing prior to the Effective Date, has not granted to any Third Party any license or other interest in the Licensed IP Rights for use in the Prescription Drug Field.

2.2.2           PCCA has provided Imprimis with complete and correct copies of all PCCA In-Licenses, and there have been no modifications, amendments or restatements other than as provided to Imprimis prior to the Effective Date.  The PCCA In-Licenses are in full force and effect in accordance with their terms.  After giving effect to this Agreement, there exist no breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify any PCCA In-License.

3.           LICENSE GRANT

3.1           Licensed IP Rights.

3.1.1           PCCA hereby grants to Imprimis and its Affiliates a worldwide, exclusive right and license (with the right to grant sublicenses in accordance with Section 3.2) under the Licensed IP Rights in the Prescription Drug Field to conduct research and to develop, make, have made, use, offer for sale, sell and import such Products.

3.1.2           PCCA reserves all rights under the Licensed IP Rights to provide consulting, formulation and related services for the benefit of its Member/Customers, and for all uses outside the Prescription Drug Field.  Without limiting the generality of the foregoing, PCCA reserves all rights to perform activities relating to compounding pharmacies.

3.2           Sublicensees.  Imprimis shall have the right to grant sublicenses in the Prescription Drug Field under the license granted in Section 3.1 to its Affiliates and to any Third Party that is a development, manufacturing or commercialization collaborator, partner or contractor of Imprimis or its Affiliates.

3.3           PCCA In-Licenses.  PCCA shall perform in full all obligations required to be performed by PCCA, under all PCCA In-Licenses.  PCCA shall not (directly or indirectly) modify or waive any provision of any PCCA In-License that could materially impair the value of the licenses granted to Imprimis herein regarding Products then currently being developed or commercialized by or on behalf of Imprimis, or to terminate or have terminated any PCCA In-License.

3.4           Technology Transfer and Technical Assistance.

3.4.1           PCCA shall transfer to Imprimis all Technology, and provide such technical assistance in connection therewith, in each case at such times as reasonably requested by Imprimis in connection with the review, evaluation, research, development or commercialization of any Product or Product opportunity.  During the term of this Agreement, PCCA and Imprimis shall use commercially reasonable efforts to collaborate with each other regarding the use of the Technology in the Prescription Drug Field.

3.4.2           If Imprimis requests and the parties mutually agree that PCCA perform any additional services relating to any Product, PCCA shall perform such additional services and if such services are of the type that PCCA customarily performs for Third Parties for a fee, then to the extent the fees therefor would exceed one hundred thousand dollars ($100,000) in the case of a PCCA Product, or fifty thousand dollars ($50,000) in the case of an Imprimis Product, then PCCA shall invoice Imprimis for the amount of such excess (calculated at PCCA’s then-standard rates), and Imprimis shall pay such excess.

3.4.3           Notwithstanding anything to the contrary in this Agreement, PCCA and its Affiliates do not assign or transfer to Imprimis hereby, and Imprimis shall not acquire hereby, title to or any ownership interest in or to the Technology.

3.5           PCCA Product Opportunities.  If PCCA conceives a potential Product which is not generally known or obvious, that is not (or a substantially similar product is not) currently being developed or commercialized by or on behalf of Imprimis, and that PCCA in good faith believes presents a bona fide opportunity for Imprimis or a capable Third Party to develop and commercialize, PCCA shall give Imprimis express written notice thereof, which notice shall include a reasonably detailed written description of such potential Product and the clinical and market opportunities therefor, together with all data and information relating thereto (each, a “PCCA Product Opportunity Notice”).  Imprimis shall have an initial period of thirty (30) days commencing on the date it receives a PCCA Product Opportunity Notice to elect to evaluate such Product.  Prior to the expiration of such initial thirty (30) day period, if Imprimis gives PCCA written notice of its election to evaluate such Product, Imprimis shall have a period of six (6) months commencing on the date of such notice of election to exclusively evaluate such Product.  Prior to the expiration of such exclusive evaluation period (or any extension thereof), if Imprimis gives PCCA written notice of, and pays to PCCA the amount of fifteen thousand dollars ($15,000) for, each extension of six (6) months (up to a maximum of two (2) extensions for each such Product), such exclusive evaluation period for such Product shall be extended for such additional period specified in such notice.  Prior to the expiration of such exclusive evaluation period (as extended), if Imprimis gives PCCA written notice of its desire to exclusively develop and commercialize such Product, then Imprimis’ rights and licenses with respect to such Product under this Agreement shall continue on an exclusive basis, and Imprimis shall use commercially reasonable efforts to develop and commercialize such Product.  With respect to each Product, if prior to the expiration of the applicable initial thirty (30) day period Imprimis fails to gives PCCA written notice of its election to evaluate such Product, or prior to the expiration of the applicable exclusive evaluation period (as extended) Imprimis fails to give PCCA written notice of its desire to exclusively develop and commercialize such Product, then Imprimis’ rights and licenses with respect to such Product under this Agreement shall terminate, and PCCA shall retain the exclusive right (including the right to grant licenses to Affiliates and Third Parties) in the Prescription Drug Field to develop, make, have made, use, offer for sale, sell and import such Product.  If Imprimis (whether on its own or with or through any Affiliate or Sublicensee) ceases to evaluate its interest in any potential Product specifically described in a PCCA Product Opportunity Notice, or to research, develop, make, have made, use, offer for sale, sell or import such Product, Imprimis shall give PCCA written notice within fifteen (15) days thereafter, whereupon all rights and licenses granted to Imprimis with respect to such Product shall terminate.

3.6           Diligence.  Prior to the expiration of each period of eighteen (18) months commencing after the second anniversary of the Effective Date, Imprimis (whether on its own or with or through any Affiliate or Sublicensee) shall commence efforts to evaluate, research, develop, make, have made, use, offer for sale, sell or import at least one (1) Product during such period, and thereafter use commercially reasonable efforts to continue to research, develop, make, have made, use, offer for sale, sell or import each such Product for which such activities had been commenced (or a replacement Product for any such Product abandoned).

4.           FREEDOM COVENANT

During the Freedom Period for a Product, Imprimis shall not seek to enforce its Patent Rights or other intellectual property or exclusive rights against any Member/Customer solely to the extent such Member/Customer is engaged in the pharmaceutical compounding of such Product (or a similarly delivered derivative thereof).

5.           FINANCIAL TERMS

5.1           Royalties.

5.1.1           During the applicable Royalty Term for a PCCA Product, subject to the terms and conditions of this Agreement, Imprimis shall pay to PCCA the following royalties: (i) after the aggregate Net Receipts for such PCCA Product equals the Development Recovery Amount for such PCCA Product, a royalty equal to one hundred percent (100%) of Net Receipts for such PCCA Product until Imprimis has paid to PCCA the aggregate amount of one hundred thousand dollars ($100,000) under this Section 5.1.1 for such PCCA Product, and (ii) after Imprimis has paid to PCCA the aggregate amount of one hundred thousand dollars ($100,000) under this Section 5.1.1 for such PCCA Product, a royalty equal to nine percent (9%) of Net Receipts for such PCCA Product.

5.1.2           During the applicable Royalty Term for an Imprimis Product, subject to the terms and conditions of this Agreement, Imprimis shall pay to PCCA the following royalties: (i) after the aggregate Net Receipts for such Imprimis Product equals the Development Recovery Amount for such Imprimis Product, a royalty equal to one hundred percent (100%) of Net Receipts for such Imprimis Product until Imprimis has paid to PCCA the aggregate amount of fifty thousand dollars ($50,000) under this Section 5.1.2 for such Imprimis Product, and (ii) after Imprimis has paid to PCCA the aggregate amount of fifty thousand dollars ($50,000) under this Section 5.1.2 for such Imprimis Product, a royalty equal to four and one-half percent (4½%) of Net Receipts for such Imprimis Product.

5.1.3           The parties have mutually agreed that the royalty structure set forth above reflects an arms’ length, fair and reasonable allocation of the financial benefit accruing to each party from the development and commercialization of the Licensed IP Rights in the Prescription Drug Field throughout the entire Royalty Term for a Product.

5.2           Royalty Reports.  Within forty five (45) days after the end of each calendar quarter during the term of this Agreement following the first to occur of the First Commercial Sale of a Product and the receipt by Imprimis or its Affiliates of Net Sublicensing Revenues, Imprimis shall furnish to PCCA a quarterly written report showing in reasonably specific detail (a) the calculation of all royalties owing under Section 5.1; (b) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (c) the exchange rates, if any, used in determining the amount of United States dollars.  With respect to amounts received or costs incurred in United States dollars, all amounts shall be expressed in United States dollars.  With respect to amounts received or costs incurred in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amounts were received or costs were incurred and the United States dollar equivalent.  The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.3           Audits.

5.3.1           Upon the written request of PCCA and not more than once in each calendar year, Imprimis shall permit an independent certified public accounting firm of nationally recognized standing selected by PCCA and reasonably acceptable to Imprimis, at PCCA’s expense, to have access during normal business hours to such of the financial records of Imprimis as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which PCCA has already conducted an audit under this Section 5.3).

5.3.2           If such accounting firm concludes that additional amounts were owed during the audited period, Imprimis shall pay such additional amounts within thirty (30) days after the date PCCA delivers to Imprimis such accounting firm’s written report so concluding.  The fees charged by such accounting firm shall be paid by PCCA; provided, however, if the audit discloses that the royalties payable by Imprimis for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Imprimis shall pay the reasonable fees and expenses charged by such accounting firm.

5.3.3           PCCA shall cause its accounting firm to retain all financial information subject to review under this Section 5.3 in strict confidence; provided, however, that Imprimis shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Imprimis regarding such financial information.  The accounting firm shall disclose to PCCA only whether the reports are correct or not and the amount of any discrepancy.  No other information shall be shared.  PCCA shall treat all such financial information as Imprimis’s Confidential Information.

5.4           Payment Terms.  Royalties shown to have accrued by each report provided under Section 5.2 shall be due on the date such report is due.  Payment of such royalties in whole or in part may be made in advance of such due date.

5.5           Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Product is sold, then Imprimis shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to PCCA’s account in a bank or other depository institution in such country.  If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

5.6           Withholding Taxes.  Imprimis shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Imprimis or its Affiliates, or any taxes required to be withheld by Imprimis or its Affiliates, to the extent Imprimis or its Affiliates pay to the appropriate governmental authority on behalf of PCCA such taxes, levies or charges.  Imprimis shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of PCCA by Imprimis or its Affiliates.  Imprimis promptly shall deliver to PCCA proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

6.           ADDITIONAL LICENSOR COVENANTS

6.1           Offer as Collaborator.  During the term of this Agreement, PCCA shall offer Imprimis to its contract formulation Member/Customers as a potential collaborator to commercially develop and/or commercialize such Member/Customers’ proprietary formulations.

6.2           Competitors.  During the term of this Agreement, PCCA shall not directly or indirectly acquire or otherwise invest in any equity, debt or other form of ownership or security of in any Person that is a Competitor (excluding any Person in which PCCA currently is an equity investor).

7.           CONFIDENTIALITY

7.1           Confidential Information.  During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement.  To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.  Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

7.2           Terms of this Agreement.  Except as otherwise provided in Section 7.3, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party.  Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

7.3           Permitted Disclosures.  The confidentiality obligations contained in this Section 7 shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation, rule of a stock exchange or automated quotation system, order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party.  Notwithstanding any other provision of this Agreement, Imprimis may disclose Confidential Information of PCCA relating to information developed pursuant to this Agreement to any Person with whom Imprimis has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Imprimis.

8.           PATENTS

8.1           Patent Prosecution and Maintenance.  PCCA shall have the right at its sole expense to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed IP Rights.  If PCCA elects not to file any such patent application in any country, or decides to abandon any such pending application or issued patent in any country, PCCA shall provide written notice to Imprimis, and Imprimis shall have the right at its sole expense to assume control of the preparation, filing, prosecution and maintenance of such patent application or patent at its own expense.

8.2           Enforcement of Patent Rights.  Imprimis shall have the right at its sole expense and in its sole discretion to control the enforcement and defense of the patents within the Licensed IP Rights against infringers in the Prescription Drug Field, and to retain all amounts recovered upon the final judgment or settlement thereof.  PCCA shall, at the request and expense of Imprimis, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant documents, records, information, samples and other items in connection with any action to enforce the patents within the Licensed IP Rights against infringers in the Prescription Drug Field.

9.           TERMINATION

9.1           Expiration.  Subject to Section 9.2, this Agreement shall expire on the expiration of Imprimis’s obligation to pay royalties to PCCA under Section 5.1.  The license grant under Section 3.1 shall be effective at all times prior to such expiration and, following such expiration of this Agreement, Imprimis shall continue to have a fully paid-up, worldwide, exclusive license under the Licensed IP Rights in the Prescription Drug Field to conduct research and to develop, make, have made, use, offer for sale, sell and import such Products.

9.2           Termination.  Except as otherwise provided in Section 11.2:

9.2.1           If a party has materially breached this Agreement (other than a material breach by Imprimis of its obligations under Section 3.6), and such material breach continues uncured for sixty (60) days after written notice of such material breach was provided by the non-breaching party to the breaching party, the non-breaching party shall have the right at its option to terminate this Agreement effective at the end of such ninety (90) day period; provided, however, if such breach is not capable of being cured within such ninety (90) day period and the breaching party is diligently undertaking to cure such breach as soon as commercially feasible thereafter under the circumstances, the non-breaching party shall have no right to terminate this Agreement.

9.2.2           If Imprimis has materially breached its obligations under Section 3.6, PCCA shall have the right at its option to terminate this Agreement effective upon written notice to Imprimis of such termination.  Termination under this Section 9.2.2 shall be PCCA’s sole remedy for a material breach by Imprimis of its obligations under Section 3.6.

9.3           Effect of Expiration or Termination.  Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 7, 8, 9, 10 and 11 shall survive the expiration or termination of this Agreement.  Notwithstanding the foregoing, upon any termination pursuant to Section 9.2.2, all licenses granted to Imprimis under Section 3.1 shall continue with respect to those Products which Imprimis (whether on its own or with or through any Affiliate or Sublicensee) commenced efforts to evaluate, research, develop, make, have made, use, offer for sale, sell or import prior to such termination (together with all derivatives, modifications, improvements and enhancements thereto), provided that the provisions of Sections 4 and 5 shall continue in effect with respect thereto.  Subject to the foregoing, upon the request of Imprimis following any termination of this Agreement, PCCA shall grant a direct license to any Sublicensee hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such Sublicensee than the terms and conditions of this Agreement, provided that such Sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license.

10.           INDEMNIFICATION

10.1           Indemnification.  Imprimis shall defend, indemnify and hold PCCA harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach of this Agreement by Imprimis, or the gross negligence or willful misconduct of Imprimis in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of PCCA or the breach of this Agreement by PCCA.

10.2           Procedure.  PCCA promptly shall notify Imprimis of any liability or action in respect of which PCCA intends to claim such indemnification, and Imprimis shall have the right to assume the defense thereof with counsel selected by Imprimis.  The indemnity agreement in this Section 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Imprimis, which consent shall not be withheld unreasonably.  The failure to deliver notice to Imprimis within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Imprimis of any liability to PCCA under this Section 10.  PCCA, its employees and agents, shall cooperate fully with Imprimis and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

10.3           Insurance.  Imprimis shall maintain insurance with respect to the research, development, manufacture and sales of Products by Imprimis in such amount as Imprimis customarily maintains with respect to the research, development, manufacture and sales of its similar products.  Imprimis shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Products, and thereafter for so long as Imprimis customarily maintains insurance covering the research, development, manufacture or sale of its similar products.

11.           MISCELLANEOUS

11.1           Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to PCCA:                          Professional Compounding Centers of America, Inc.
9901 South Wilcrest Drive
Houston, Texas 77099
Attention:  Marc DuPont, CPA

with a copy to:                      G. Walter Rockwell, P.C.
9301 Southwest Freeway, Suite 225
Houston, TX 77074

If to Imprimis:                       Imprimis Pharmaceuticals, Inc.
437 South Highway 101, Suite 209
Solana Beach, California 92075
Attention:  Mark Baum, Chief Executive Officer

with a copy to:                     Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130
Attention:  Mark R. Wicker

11.2           Force Majeure.  Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached  this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

11.3           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

11.4           Assignment.  Neither party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change of control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment, transfer or delegation in violation of this Section 11.4 shall be void.  Imprimis shall give PCCA prompt written notice following any transfer or sale by Imprimis of all or substantially all of its business to which this Agreement relates (other than to an Affiliate), or in the event of the change of control of Imprimis, and PCCA thereafter shall have the right (at its option in its sole discretion), exercisable by giving written notice to Imprimis within twelve (12) months thereafter, to reduce the diligence time periods set forth in Section 3.6 from eighteen (18) months to nine (9) months.

11.5           Waivers and Amendments.  No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

11.6           Entire Agreement.  This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof.  There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

11.7           Severability.  Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

11.8           Waiver.  The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

11.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

PROFESSIONAL COMPOUNDING CENTERS OF AMERICA, INC.

By:	/s/ Jim R. Smith
Name	Jim R. Smith
Title	President

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Mark L. Baum
Name	Mark L. Baum
Title	Chief Executive Officer